Exhibit 10.11

Deutsche Bank

Deutsche Bank AG New York
60 Wall Street
New York, NY 10005

+1 212-250-2500

Revised as of November 20, 2012

Date:	July 8, 2011

To:	Town Sports International, LLC
Attention:	Dan Gallagher
Facsimile no.:	(212) 246-8422

Our Reference:	Global No. N1539871N (previously N1317383N)

Re:	Interest Rate Swap Transaction - This confirmation supersedes and replaces all prior communication between the parties hereto with respect to the Transaction described below

Ladies and Gentlemen:

The purpose of this letter agreement is to set forth the terms and conditions of the Transaction entered into between Deutsche Bank AG (“DBAG”) and Town Sports International, LLC (“Counterparty”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2006 ISDA Definitions (the “Definitions”) as published by the International Swaps and Derivatives Association, Inc. are incorporated by reference herein. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

For the purpose of this Confirmation, all references in the Definitions or the Agreement to a “Swap Transaction” shall be deemed to be references to this Transaction.

1. This Confirmation, together with the Agreement, evidences a complete and binding agreement between DBAG (“Party A”) and Counterparty (“Party B”) as to the terms of the Transaction to which this Confirmation relates. This Confirmation, together with all other documents referring to the ISDA Master Agreement (Multicurrency-Cross Border) as amended from time to time (the “ISDA Form”) (each a “Confirmation”) confirming Transactions (each a “Transaction”) entered into between us (notwithstanding anything to the contrary in a Confirmation), shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Form as if Party A and Party B had executed an agreement on the Trade Date of the first such Transaction between us in such form with any amendments thereto mentioned in this Confirmation, with the Schedule thereto (i) specifying only that (a) the governing law is the laws of the State of New York, provided, that such choice of law shall be superseded by any choice of law provision specified in the Agreement upon its execution, and (b) the Termination Currency is U.S. Dollars and (ii) incorporating the addition to the definition of “Indemnifiable Tax” contained in (page 48 of) the ISDA “User’s Guide to the 1992 ISDA Master Agreements” (the “Agreement”). In the event of any inconsistency between the terms of this Confirmation, and the terms of the Agreement, this Confirmation will prevail for the purpose of the Transaction.

Chairman of the Supervisory Board: Paul Achleitner

Management Board: Jurgen Fitschen (Co-Chairman), Anshuman Jain (Co-Chairman), Stefan Krause, Stephan Leithner, Stuart Lewis, Rainer Neske, Henry Ritchotte Deutsche Bank Aktiengesellschaft domiciled in Frankfurt am Main; HRB No 30 000, Frankfurt am Main, Local Court, VAT ID No DE114103379; www.db com

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount:	USD 160,000,000.00

Trade Date:	July 1, 2011

Effective Date:	July 13, 2011

Termination Date:	May 13, 2015, subject to adjustment in accordance with the Modified Following Business Day Convention
Fixed Amounts:

Fixed Rate Payer:	Counterparty

Fixed Rate Payer Period End Dates:	The 13th Business Day of each month of each year through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention

Fixed Rate Payer Payment Dates:	The 13th Business Day of each month of each year through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention

Fixed Rate:	1.693%

Fixed Rate Day Count Fraction:	Actual/360

Fixed Rate Payer Business Days:	New York, London

Fixed Rate Payer Business Day Convention:	Modified Following

Floating Amounts:

Floating Rate Payer:	DBAG

Floating Rate Payer Period End Dates:	The 13th Business Day of each month of each year through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention

Floating Rate Payer Payment Dates:	The 13th Business Day of each month of each year through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention

Floating Rate Option:	The greater of 1.25% or USD-LIBOR-BBA

Designated Maturity:	1 month

Spread:	None

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first Business Day in each Calculation Period.

Compounding:	Inapplicable

Business Days:	New York and London

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3. Additional Provision

A) CROSS DEFAULT

The “Cross Default” provisions of Section 5(a)(vi) of the ISDA Form will apply to DBAG and Counterparty; provided however, that, Section 5(a)(vi)(1) is amended by deleting in the seventh line thereof the words “, or becoming capable at such time of being declared,”; provided further, that, with respect to Section 5(a)(vi)(2), “Cross Default” shall not include any default that: (A) is the result of mistake, administrative or back office error, wire transfer difficulties or an error, omission or problem of an administrative or operational nature, and such default is cured within three (3) Local Business Days of such party’s receipt of written notice of its default; or (B) was caused solely because such party was precluded from performing its obligations under the relevant Specified Indebtedness, or was unable to so perform, using reasonable means, directly or through the office of the party through which it was acting for purposes of the relevant Specified Indebtedness, by reason of force majeure, act of state, illegality or impossibility and such default was cured within three (3) Local Business Days of the termination of such force majeure, act of state, illegality or impossibility; provided, however, in either case the party availing itself of such provision to excuse a default for the grace period so provided had, in the case of a payment default, the necessary funds on hand to effect any such payment that is excused for the grace period specified above.

“Threshold Amount” means in relation to Counterparty, USD 10,000,000 and in relation to DBAG, 3 percent of the ordinary shareholders’ funds of DBAG appearing as such on its most recently published audited accounts.

B) ADDITIONAL TERMINATION EVENTS

Each of the following shall constitute an Additional Termination Event:

1. Counterparty’s obligations to DBAG under this Agreement:

(i) cease to be secured pursuant to the Security Documents (as such term is defined in the Credit Agreement) at any time for any reason; or

(ii) cease to be equally and ratably secured with Counterparty’s obligations to the Lender (as such term is defined in the Credit Agreement) under the Credit Agreement pursuant to the relevant Security Documents at any time for any reason; or

(iii) cease to be guaranteed by the Subsidiary Guarantors (as such term is defined in the Credit Agreement) at any time for any reason.

For the purpose of the foregoing Termination Events, the Affected Party shall be Counterparty.

2. Any collateral under Credit Support Documents is released at any time when DBAG, or an Affiliate of DBAG is not a party to the Credit Agreement, unless such release will not have a material adverse effect on DBAG in respect of this Agreement or the release of such collateral was provided for pursuant to the terms of the Credit Agreement in effect when DBAG or an Affiliate of DBAG was a party to such Credit Agreement or DBAG shall have consented in writing prior to such release (such consent not to be unreasonably withheld).

As used herein and throughout this Agreement, “Credit Agreement” means that USD 300,000,000 Credit and Guarantee Agreement dated as of May 11, 2011 among Town Sports International Holdings, Inc., Town Sports International, LLC, as the Borrower, Various Lenders and Deutsche Bank Trust Company Americas, as Administrative Agent, Deutsche Bank Securities Inc. and Keybank National Association, as Joint Lead Arrangers and Joint Book Running Managers, and Keybank National Association as Syndication Agent as may be amended, modified, restated or replaced from time to time.

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C) CREDIT SUPPORT DOCUMENTS / PROVIDER

Credit Support Document: The Security Documents referenced in the Credit Agreement and herein shall be deemed to be Credit Support Documents, with respect to the Counterparty for the purposes of this Agreement.

Credit Support Provider: The Subsidiary Guarantors as defined in the Credit Agreement and herein shall be deemed to be Credit Support Providers, with respect to the Counterparty for the purposes of this Agreement.

D) AGREEMENT TO DELIVER DOCUMENTS

For the purpose of Section 4(a)(ii) of this Agreement, Party B agrees to deliver true and complete copies of all documents delivered to the Lenders under the Credit Agreement if DBAG or an Affiliate of DBAG is not a party to such Credit Agreement. This delivery obligation will be covered by the representation of Party B as described in Section 3(d).

E) SET-OFF

Section 6(f) of the Agreement is deleted in its entirety and replaced with the following:

“(f) Upon the designation of any Early Termination Date, the party that is not the Defaulting Party or Affected Party (“X”) may, without prior notice to the Defaulting or Affected Party (“Y”), set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Y to X (the “X Set Off Amount”) against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by X to Y (the “Y Set Off Amount”). X will give notice to the other party of any set off effected under this Section 6(f).

For this purpose, either the X Set Off Amount or the Y Set Off Amount (or the relevant portion of such set off amounts) may be converted by X into the currency in which the other set off amount is denominated at the rate of exchange at which X would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If a sum or obligation is unascertained, X may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) will be effective to create a charge or other security interest. This Section 6(f) will be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

F) General Conditions to Payment.

Without limiting the rights of a Non-defaulting Party under Section 6, if an Event of Default with respect to a party has occurred and is continuing and consequently the Non-defaulting Party does not make a scheduled payment or delivery by reason of the condition specified in Section 2(a)(iii)(1), the Non-defaulting Party shall have the right to suspend performance (including payments and deliveries) under any Transaction; provided that the Non-defaulting Party shall provide written notice to the Defaulting Party within five (5) Local Business Day of its exercising its right to suspend performance under Section 2(a)(iii); and provided that in no event shall any such suspension continue for longer than ninety (90) Local Business Days with respect to such Transaction unless an Early Termination Date shall have been declared and notice provided to the Defaulting Party thereof.

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G) Illegality. The parties agree that for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date hereof, and the consequences specified in the Agreement, including without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from any such act, rule or regulation.

H) Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010: In connection with Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, the parties hereby specifically reserve the right to terminate, renegotiate, modify, amend or supplement the Transaction to the extent that the enactment of the Dodd-Frank Wall Street Transparency and Accountability Act of 2010 or any similar legislation, rule or regulation (the “Applicable Act”), or any requirement under the Applicable Act or an amendment made by the Applicable Act, constitutes a Termination Event or other similar event under the Transaction that would give rise to such a right to terminate, renegotiate, modify, amend or supplement the Transaction in accordance with its terms.

I) No Waiver of Rights.

(i) Without limiting Section 9(d) or (f) of the Agreement, the parties hereby agree that no payment or delivery by a party made pursuant this Confirmation shall be presumed to preclude such party’s right to challenge the determination of the amount of such payment or delivery obligation at a later date or be deemed to be a waiver of any Event of Default or Termination Event that exists as of the date of any such payment or delivery and no failure of a party to invoke any dispute resolution procedures that may otherwise be available to such party in connection with any such payment or delivery shall be deemed to constitute a waiver of such party’s right to assert that the demand for such payment or delivery constitutes a breach of this Agreement or to constitute a waiver of such party’s right to bring a suit or proceeding in respect thereof.”

(ii) Section 9(f) of this Agreement shall be amended by the addition of the following at the end of the provision:

“(1) Failure by a party to expressly reserve any right, power or privilege it has under this Agreement, and/or (2) continued performance by a party of its obligations or enjoyment of any rights under this Agreement shall not in any way undermine or prejudice the effectiveness of this Section.”

4. Account Details:

Account Details for DBAG:

USD DBAG Payment Instructions:
Account With:	DB Trust Co. Americas, New York
SWIFT Code:	BKTRUS33
Favor Of:	Deutsche Bank AG, New York
Account Number:	01 473 969

Account Details for Counterparty:

Payment Instructions:	Please provide

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5. Offices:

The Office for DBAG for this Transaction is New York, New York

The Office of Counterparty for this Transaction New York, New York

6. Calculation Agent:	DBAG, provided that if an Event of Default or a Potential Event of Default has occurred and is continuing with respect to DBAG, the Calculation Agent shall be a recognized dealer in the relevant derivatives market designated by Counterparty. The Calculation Agent shall act in good faith and in a commercially reasonable manner. The Calculation Agent shall, upon request by Counterparty, provide a written explanation of any calculation, determination or adjustment made by it including, where applicable, a description of the methodology and the basis for such calculation, determination or adjustment in reasonable detail.

7. Representations

Each party will be deemed to represent to the other party on the date on which it enters into this Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for this Transaction):

(A) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

(B) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction.

(C) Status of Parties. The other party is not acting as a fiduciary for, or an adviser to it in respect of this Transaction.

(D) Eligible Contract Participant. It is an “eligible contract participant” within the meaning of the Commodity Exchange Act, Section 1a(12).

8. Tax Matters

(A)	Payer Tax Representations. For the purpose of Section 3(e) of the Agreement, each of Party A and Party B makes the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of the Agreement) to be made by it

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to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representation made by the other party pursuant to Section 3(f) of the Agreement; (ii) the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(B)	Payee Tax Representations. For the purpose of Section 3(f) of the Agreement, Party A and Party B will make the following representation specified below.

(i) Party A. It is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for U.S. federal income tax purposes, and each payment received or to be received by it will be effectively connected with its conduct of a trade or business in the United States.

(ii) Party B. It is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes (or, if Party B is disregarded entity for U.S. federal income tax purposes, its beneficial owner is).

(C)	Tax Forms. For the purposes of Section 4(a)(i) and (ii) of the Agreement, each party agrees to deliver the following documents, as applicable:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered
Party A	Internal Revenue Service Form W-8ECI.	Upon execution and delivery of this Confirmation, promptly upon reasonable demand by Party B; and promptly upon learning that any such form previously provided by Party A has become obsolete or incorrect.
Party B	Internal Revenue Service Form W-9.	Upon execution and delivery of this Confirmation, promptly upon reasonable demand by Party A; and promptly upon learning that any such form previously provided by Party B has become obsolete or incorrect.

9. Please confirm that the foregoing correctly sets forth the terms of our agreement by having an authorized officer sign this Confirmation and return it via facsimile or e-mail to:

Attention: Derivative Documentation Telephone: 44 20 7547 4755 Facsimile: 44 20 7545 9761 E-mail: Derivative.Documentation@db.com

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This message will be the only form of Confirmation dispatched by us. If you wish to exchange hard copy forms of this Confirmation, please contact us.

Yours sincerely,

Deutsche Bank AG

By:	/s/ Jon Abela
Name: Jon Abela
Authorized Signatory

By:	/s/ Paul Carter
Name:	Paul Carter
Authorized Signatory

Confirmed as of the date first written above:

Town Sports International LLC

By:	/s/ Kieran Sikso
Name:	Kieran Sikso
Title:	VP Finance

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